EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 20, 2011, by and between PEPCO HOLDINGS, INC. (the “Company”) and JOSEPH M. RIGBY (the “Executive”).

RECITALS:

The Board of Directors of the Company (the “Board of Directors”) recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its subsidiaries and its shareholders.  The Board of Directors believes this is particularly important in the case of the Executive, who currently serves as the President and Chief Executive Officer of the Company.  The Board of Directors further believes that this objective may be achieved by providing the Executive with assurances of financial security for a period of time, so that he will not be distracted by personal risks and will continue to devote his full time and best efforts to the performance of his duties.

The Company and the Executive entered into an employment agreement, dated as of August 1, 2008 (the “Prior Agreement”), before the Executive was appointed to his current position as the head of the Company.  The Prior Agreement has a current expiration date of July 31, 2013.  In recognition of the Executive’s increased responsibilities and his critical role in ensuring the Company’s future growth and success and to induce the Executive to remain an employee of the Company in his current capacities beyond the expiration date of the Prior Agreement and to continue to devote his full energy to the Company’s affairs, the Compensation and Human Resources Committee of the Board of Directors (including any successor that performs its functions, the “Committee”) has recommended, and the Board of Directors has approved, the entry by the Company into this Agreement with the Executive.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

1. Term of this Agreement.  The term of this Agreement shall begin on January 1, 2012 (the “Effective Date”) and shall end on the day immediately preceding the third anniversary of the Effective Date (the “Term of this Agreement”).

2. Duties.  While employed during the Term of this Agreement, the Executive shall serve as the Company’s President and Chief Executive Officer and, if so elected by the Board of Directors, as the Chairman of the Board of Directors.  The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company in accordance with the terms of this Agreement (with the exception of (A) absences on account of illness and vacations taken in accordance with the Company’s policies, (B) civic and charitable commitments not involving a conflict with the business of the Company and its subsidiaries and (C) if approved in advance by the Board of Directors, service on the board of directors of one other public company) and (ii) will comply with the directions and orders of the Board of Directors with respect to the performance of his duties.

3. Employment by a Successor.  Employment by any successor to the Company will be considered employment by the Company for purposes of this Agreement, and the Executive’s employment with the Company shall be considered terminated only if the Executive is no longer employed by the Company or its successor.  Unless the context otherwise requires, the term “Company” as used in this Agreement includes any successor to the Company.  For purposes of this Agreement, (i) the term “successor” means any (A) any corporation or other form of business organization into which the Company is merged or with which the Company is consolidated or (B) any corporation or other form of business organization that acquires all or substantially all of the Company’s assets and (ii) the term “Board of Directors” shall include the board of directors, or any governing body performing a similar function, of a successor.

4. Compensation and Benefits.

(a) During the Term of this Agreement, while the Executive is employed by the Company:

(i) The Company will pay to the Executive an annual salary in the amount of $985,000.  If during the Term of this Agreement, the annual salary of the Executive is increased (any such increase being in the sole discretion of the Board of Directors), it shall not thereafter be decreased during the Term of this Agreement; and

(ii) The Executive will be entitled to receive incentive awards if and to the extent that the Board of Directors determines in good faith that the Executive’s performance merits payment of such awards in accordance with the terms of the incentive compensation plans for senior executives of the Company in effect during the Term of this Agreement.

     (b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive (i) will be eligible to participate in a manner similar to other senior executives of the Company in retirement plans, supplemental retirement benefit plans, savings plans, deferred compensation plans, health, welfare and insurance plans and other plans and programs provided by the Company from time to time for its senior executives and (ii) will be entitled to receive such perquisites and other personal benefits as are provided by the Company from time to time to its senior executives.  The Company shall pay on behalf of the Executive the costs of any supplemental life or disability insurance coverage offered by the Company from time to time to its senior executives generally.

     (c) During the Term of this Agreement, the Board of Directors will conduct an annual review of the Executive’s total compensation, including salary and incentive awards, and, subject to the preceding terms of this Section 4 and the other terms of this Agreement, may make such changes in the compensation of the Executive as the Board of Directors deems appropriate in its sole discretion.

     (d) In addition to the benefits to which the Executive is entitled under the Company’s 2011 Supplemental Executive Retirement Plan (the “2011 SERP”), and without limitation under Section 7.3 of the 2011 SERP, the Executive (and, if applicable, the Executive’s spouse) shall be entitled to receive under this Agreement, as, when and in the manner paid under the 2011 SERP (whether the Executive’s employment terminates during the Term of this Agreement or at any time thereafter), an annuity benefit representing the difference between (i) the Executive’s annuity benefit under the 2011 SERP and (ii) the annuity benefit the

Executive would have received under the 2011 SERP had that benefit been calculated by substituting 1.65% for 1.45% in Section 2 of the Schedule of Retirement Benefits to the 2011 SERP.

5. Retention Award

      As an inducement for the Executive to enter into this Agreement, under which the Executive shall, subject to the terms of this Agreement, be employed by the Company as its President and Chief Executive Officer for an additional three years:

  (a) As of the Effective Date, the Company shall execute and deliver to the Executive a Service-Based Restricted Stock Unit Award Agreement in the form of Attachment A hereto, pursuant to which the Company shall make an award of restricted stock units (“RSUs”) to the Executive under the Company’s Long-Term Incentive Plan or any successor plan (the “LTIP”) (i) of a number equal to $1,500,000, divided by the closing market price of the Company’s common stock (“Common Stock”) on the last trading day prior to the Effective Date, (ii) except as otherwise provided in Attachment A, with (A) one-third of the total number of RSUs vesting on the first anniversary of the Effective Date and (B) the remaining two-thirds of the total number of RSUs vesting ratably, on a day-to-day basis, over the two-year period beginning on the first anniversary of the Effective Date, in each case so long as the Executive remains employed by the Company, and (iii) having such other terms and conditions set forth in Attachment A.

  (b) On or as soon as practicable after the Effective Date, and on or as soon as practicable after each of the first and the second anniversaries of the Effective Date, if the Executive is an employee of the Company on such anniversary date, but in each case in no event later than 90 days following the commencement of the one-year Retention Award Performance Period (as defined below) with respect to each award, the Company shall execute and deliver to the Executive a Performance-Based Restricted Stock Unit Award Agreement in the form of Attachment B hereto (each a “Retention Performance Award Agreement”).  Under the terms of each Retention Performance Award Agreement, the Company shall agree to make an award of RSUs under the LTIP to the Executive (i) in a number equal to $750,000, divided by the closing market price of the Common Stock on the last trading day prior to the Effective Date (ii) the vesting of which will (A) depend on the extent to which the performance goal(s) set forth in the Retention Performance Award Agreement are achieved during a performance period that coincides with the calendar year in which the Retention Performance Award Agreement is executed and delivered (a “Retention Award Performance Period”) and (B) be contingent on the Executive remaining an employee of the Company through the end of the Retention Award Performance Period, except as otherwise provided in Attachment B, and (iii) having such other terms and conditions as are set forth in Attachment B.

6. Termination Benefits.

       (a) If, during the Term of this Agreement, (i) the Executive voluntarily terminates his employment for Good Reason in accordance with Section 7 or (ii) the Company terminates the Executive’s employment, other than a termination for Cause in accordance with Section 8 (in either case, a “Covered Termination”):

(i) The Company will pay to the Executive within 30 days after the termination of the Executive’s employment (or, in the case of the payment contemplated by clause (B), if not determined within in 30 days after the date of termination, within ten business days after the determination thereof in the ordinary course):

(A) any unpaid salary and accrued vacation pay through the date of termination, and

(B) any earned and unpaid annual bonus for the year prior to the year in which the termination occurs.

(ii) Subject to the execution and delivery by the Executive of a Release of Claims in accordance with Section 14 and such Release of Claims becoming irrevocable, the Company will pay to the Executive (or, if applicable, the Executive’s estate) within the first five business days of the seventh calendar month following the Executive’s separation from service (or, if earlier, within the first five business days after the Executive’s death)

(A) a lump sum cash payment in an amount equal to:

(1) if the termination date is on or before December 31, 2012, three times the Calculation Amount, or

(2) if the termination date is on or after January 1, 2013, and on or prior to December 31, 2014, the product of (1) three times Calculation Amount and (2) a fraction (x) the numerator of which is 730 minus the number of days that have elapsed from and including January 1, 2013, through the day immediately prior to the termination date and (y) the denominator of which is 730.

The “Calculation Amount” shall be equal to the sum of (i) annual salary of the Executive as in effect on the termination date and (ii) the higher of (A) the Executive’s target annual bonus under the Company’s Executive Incentive Compensation Plan (“EICP”) for the calendar year in which the termination of employment occurs and (B) the highest annual bonus received by the Executive under the EICP in any of the three calendar years preceding the calendar year in which the termination of employment occurs, and

(B) a lump sum payment in cash equal to a pro-rated portion of the Executive’s target annual bonus under the EICP for the year in which the termination of employment occurs, calculated by multiplying the target annual award by a fraction (A) the numerator of which is the number a days of the year that have elapsed as of and including the day immediately preceding the date of termination and (B) the denominator of which is 365.

(iii) With respect to any outstanding restricted stock award or restricted stock unit award under the LTIP, whether made before, on or after the Effective Date (other than the award provided for in Section 5(a), which shall be governed by the terms set forth herein and in the Service-Based Restricted Stock Unit Award Agreement) the vesting of which is contingent solely on the continued employment of the Executive for a specified period (a “Service Period”):

(A) If the Service Period ends on or prior to the last day of the Term of this Agreement, the award shall vest in full (to the extent not previously vested) on the date the Executive’s employment terminates.

(B) If the Service Period ends after the last day of the Term of this Agreement, the award shall be prorated, with the vested portion of the award (including any previously vested portion of the award) being the product of (1) the number of shares of restricted stock or restricted stock units subject to the award and (2) a fraction (x) the numerator of which is the number of elapsed days from the commencement date of the Service Period through the termination date and (y) the denominator of which is the number of days in the Service Period, except that, if the Covered Termination occurs within one year following a Change of Control, the award shall vest in full (to the extent not previously vested) on the date the Executive’s employment terminates.

(iv) With respect to any outstanding restricted stock award or restricted stock unit award under the LTIP (other than the award provided for in Section 5(b), which shall be governed by the terms set forth herein and in the applicable Retention Performance Unit Award Agreement) that is contingent on the achievement of one or more performance goals over a specified period (a “Performance Period”), whether the Performance Period begins before, on or after the Effective Date (a “Performance Award”):

(A) Except as otherwise provided in clause (C) below, if the Performance Period ends on or prior to the last day of the Term of this Agreement, the award shall vest in full at the end of the Performance Period if and to the extent the performance goals are met as determined in good faith by the Committee after the completion of the Performance Period.

(B) Except as otherwise provided in clause (C) below, if the Performance Period ends after the last day of the Term of this Agreement, the award shall be prorated after the end of the Performance Period, with the vested portion of the award being the product of (1) the number of shares that the Executive would have been entitled to receive had he remained employed through the end of the Performance Period, as determined in good faith by the Committee based on the extent to which the performance goals have been achieved, and (2) a fraction (x) the numerator of which is the number of days elapsed from the commencement date of the Performance Period through the termination date and (y) the denominator of which is the number of days in the Performance Period.

(C) If a Covered Termination occurs within one year following a Change of Control, each outstanding Performance Award shall vest on the date the Executive’s employment terminates and the amount of the award shall be determined on the assumptions that (i) the Executive had remained employed through the end of the Performance Period and (ii) the target level of performance had been achieved.

(v) For a period equal to the longer of (i) one year following the termination of the Executive’s employment and (ii) the remainder of the Term of this Agreement, the Company shall reimburse the Executive for the cost of purchasing a health insurance policy that is comparable to the Company-sponsored healthcare plan in which the Executive was enrolled immediately prior to the termination of his employment to the extent the Company is not otherwise providing or paying for such coverage, including in accordance with paragraph (b) of this Section 6.  This provision shall not apply to the extent applicable law precludes the Company from providing such benefits to the Executive because the Company is not providing comparable benefits to other employees or former employees.

(b) If, during the Term of this Agreement, a Covered Termination occurs following a Change of Control, the Company shall, for a period of 24 months following the Covered Termination either, at the discretion of the Company, (A) provide the Executive with healthcare, life insurance and disability benefits no less favorable than those benefits as in effect immediately prior to the Covered Termination or (B) reimburse the Executive for the costs of obtaining such benefits, except that this provision shall not apply to the extent applicable law precludes the Company from providing such benefits to the Executive because the Company is not providing comparable benefits to other employees or former employees.

(c) For purposes of this Agreement, the term “Change of Control” shall have the meaning ascribed to such term in the LTIP (i) in the case of Section 6(a), as of the date of the applicable award is made and (ii) in the case of Section 6(b), as of the date hereof.

(d) Notwithstanding the other provisions of this Section 6:

(i)  If the Company’s independent registered public accounting firm (the “Independent Accountant”) determines that if the payments and benefits to be provided under paragraphs (a) and (b) of this Section 6 (and any other payments or benefits provided or to be provided to the Executive under any applicable plan, program, agreement or arrangement maintained, contributed to or entered into by the Company or any group or entity whose actions result in a change of ownership or effective control (as those terms are defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder) or any affiliate of the Company) (a “Payment” or collectively “Payments”) were provided to the Executive (A) the Executive would incur an excise tax under Section 4999 of the Code (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and (B) the net after tax benefits to the Executive attributable to the Payments would not be at least $10,000 greater than the net after tax benefits that would accrue to the Executive if the Payments that would otherwise cause the Executive to be subject to the Excise Tax were not provided, the Payments shall be reduced so that the Payments provided to the Executive are the greatest (as determined by the Independent Accountant) that may be provided without any such Payment being subject to the Excise Tax.  If the Payments are to be reduced under this paragraph (d), then (1) Payments not subject to Section 409A of the Code shall be reduced in the order designated by the Executive and (2) if and to the extent necessary after the reductions in clause (1), Payments subject to Section 409A shall be reduced in reverse chronological order (such that Payments due later are reduced before Payments due earlier).

(ii) If the Executive receives reduced Payments pursuant to this paragraph (d), or if it had been determined that no such reduction was required, but it nonetheless is established pursuant to the final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this paragraph (d), the aggregate Payments to the Executive would result in any Payment being subject to the Excise Tax, and that a reduction pursuant to this paragraph (d) should have occurred, then the Executive shall be deemed for all purposes to have received a loan made on the date of the receipt of the Payments in an amount such that, after taking into consideration such loan, no portion of the aggregate Payments would be subject to the Excise Tax.  The Executive shall have an obligation to repay such loan to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such loan until the date of such repayment.

(iii) If the Payments are reduced or are to be reduced pursuant to this paragraph (d), and it is subsequently determined that the Payments were or are to be reduced pursuant to this paragraph (d) to a greater extent than was or is necessary to avoid the Excise Tax or it is subsequently determined that the Payments should not be or should not have been reduced pursuant to this paragraph (d), then the Company shall promptly pay to the Executive the amount necessary so that, after such adjustment, the Executive will have received or be entitled to receive the maximum Payments payable under this paragraph (d), together with interest at the applicable Federal rate (as defined in Section 1274(d) of the Code) on amounts that were incorrectly reduced pursuant to this paragraph (d), except that no Payments shall be made under this subparagraph to the extent that such Payments would impermissibly change the time and form of deferred compensation subject to Section 409A of the Code.

(e) In the event of a Covered Termination, except as otherwise provided in this Section 6, the Executive’s rights in respect of all awards and benefits to which the Executive may be entitled shall be determined in accordance with the terms and condition of the Company plans or arrangements under which such awards or benefits are provided.

7. Resignation for Good Reason.

       (a) The Executive may voluntarily terminate his employment for Good Reason if the following requirements are satisfied:

(i) the Executive shall have given a written notice to the Company stating that the Executive intends to terminate his employment for Good Reason and describing therein in reasonable detail the act(s) or failure(s) constituting Good Reason (a “Resignation for Good Reason Notice”),

(ii) the Resignation for Good Reason Notice must have been received by the Secretary of the Company within 60 days after the Executive knows or reasonably should have known of the act or failure (or the last in a series of acts or failures) identified by the Executive as constituting Good Reason,

(iii) the Company shall have failed to remedy the act(s) or failure(s) identified by the Executive as constituting Good Reason within 45 days after receiving the Resignation for Good Reason Notice (the “Cure Period”), and

(iv) The Executive terminates his employment within 45 days after the last day of the Cure Period on account of the act(s) or failure(s) identified in the Resignation for Good Reason Notice.

       (b) If the Company remedies the act(s) or failure (s) identified Resignation for Good Reason Notice within 45 days after receiving the Resignation for Good Reason Notice, the Executive may not terminate his employment for Good Reason on account of the act(s) or failure(s) identified in the Resignation for Good Reason Notice.

(c) The Executive shall have “Good Reason” to terminate his employment if:

(i) the Company reduces the Executive’s base salary (except a reduction consistent and proportional with an overall reduction, due to extraordinary business conditions, in the compensation of all other senior executives of the Company),

(ii) the Executive is not in good faith considered for incentive awards in violation of Section 4(a)(ii),

(iii) the Company fails to provide the benefits contemplated by Section 4(b),

(iv) the Company relocates the Executive’s primary place of employment to a location, other than either the Washington, D.C. or Wilmington, Delaware metropolitan areas, further than 50 miles from the Executive’s primary place of employment on the first day of the Term of this Agreement, or

(v) the Board of Directors removes the Executive from the position of Chief Executive Officer (other than on account of the Disability (as defined in Section 9) of the Executive.

8. Termination for Cause

       (a) The Company may terminate the employment of the Executive if, prior to or during the Term of this Agreement, the Executive engages in conduct that constitutes Cause. A termination of the employment of the Executive for Cause shall be effected by means of a written notice setting forth in reasonable detail the specific conduct the Company considers to constitute Cause (a “Termination for Cause Notice”) that is delivered to the Executive by the Company not later than 60 days after the Company has actual knowledge of the act or failure (or the last in a series of acts or failures) that constitute Cause.  The delivery of a Termination for Cause Notice to the Executive shall require the approval of a majority of the directors then constituting the entire Board of Directors.

       (b) The term “Cause” shall mean:

(i) intentional fraud or material misappropriation with respect to the business or assets of the Company,

(ii) the persistent refusal or willful failure of the Executive to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal and is afforded a period of not less than 45 days to remedy the refusal or failure to the satisfaction of the Board of Directors, or

(iii) conduct that constitutes disloyalty to the Company or that materially damages the property, business or reputation of the Company.

       (c) In the event of a termination of the Executive’s employment for Cause, (i) the Executive shall not be entitled to any further compensation under this Agreement, except that the Executive shall be entitled to the payments specified in Section 6(a)(i) of this Agreement, and (ii) the Executive’s rights in respect of all other awards and benefits to which the Executive may be entitled shall be determined in accordance with the terms and conditions of the Company plans or arrangements under which such awards or benefits are provided.

9. Other Terminations of Employment.

       In the event that the employment of the Executive terminates other than a Covered Termination or in accordance with Section 8, including due to the death of the Executive or in circumstances in which the Executive is entitled immediately to receive long-term disability benefits under the Company’s disability plan in which the Executive participates (“Disability”), (i) the Executive shall not be entitled to any further compensation under this Agreement, except that the Executive (or, in the case of death, the Executive’s estate) shall be entitled to the payments specified in Section 6(a)(i) of this Agreement and (ii) the Executive’s rights in respect of all other awards and benefits to which the Executive may be entitled shall be determined in accordance with the terms and conditions of the Company plans or arrangements under which such awards or benefits are provided.

10. Fees and Expenses.  The Company shall reimburse the Executive for all reasonable fees and expenses (including, without limitation, legal fees and expenses) incurred by the Executive in connection with any proceeding commenced by the Executive (i) to enforce any provision of this Agreement or (ii) to enforce any right of the Executive under any employee benefit plan of the Company in which the Executive is a participant, but only if, in either case, the decision-maker in such proceeding determines that the Executive has substantially prevailed on the claim(s) asserted by the Executive in the proceeding.

11. Tax Withholding.   The Company may withhold from any payment due the Executive under this Agreement any amount necessary, as determined by the Company, in order to enable the Company to satisfy all applicable federal, state or local income and payroll tax withholding obligation, but in no event shall such amount exceed, solely with respect to any stock-based compensation granted or to be granted under or pursuant to this Agreement, the minimum applicable statutory federal, state and/or local taxes (collectively “withholding obligations”).  In connection with the vesting of any award received by the Executive under Section 5 of this Agreement, the Executive may elect to require the Company to reduce the number of RSUs or shares of Common Stock to which the Executive otherwise would be entitled in a number sufficient to offset all or any portion (as specified by the Executive) of the withholding obligations that the Executive otherwise would be obligated to satisfy in the form of a cash payment to the Company, with each RSU and each share of Common Stock being deemed to have a value for this purpose equal to the closing market price per share of the Common Stock on the day on which the withholding is effected.

12. Non-Competition and Non-Solicitation.

       (a) Following the termination of his employment by the Company for any reason, whether during or after the Term of this Agreement, the Executive shall not, for a period of two years or, if the employment of the Executive terminates more than two years prior to last day of the Term of this Agreement, for the remainder of the Term of this Agreement, directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who, at the time of such solicitation or hiring, is an executive officer of the Company or any of its subsidiaries to serve as an employee of, or an independent contractor or consultant to, any company other than the Company or any of its subsidiaries; provided that this restriction shall not prevent the Executive from serving as reference for any such employee with regard to the employment of that employee by a company with which the Executive is not affiliated.

       (b) Following the termination of his employment by the Company under circumstances in which the Executive receives a payment under Section 6(a)(ii) of this Agreement, the Executive shall not, for the remainder of the Term of this Agreement, (A) own (other than the ownership of the common stock of a publicly-held company not in excess of 1% of the shares outstanding), control, become employed by or act as a consultant to any company that, directly or through one or more subsidiaries, (A) competes with Pepco Energy Services, Inc. or (B) is engaged in the distribution or transmission of electricity anywhere in the United States.

13. Confidentiality.

       (a) Following the termination of the Executive’s employment by the Company for any reason (whether during or after the Term of this Agreement), the Executive shall not, without the prior written consent of the Company, disclose any Confidential Information other than to the Company or its subsidiaries, except that the Executive may disclose Confidential Information (i) to the extent reasonably necessary in order to enforce his rights under this Agreement or to defend himself against any claim asserted against the Executive by the Company or (ii) to comply with any court order, subpoena or governmental inquiry.  Unless otherwise prohibited by law, the Executive shall promptly notify the Company of the receipt by the Executive of any court order, subpoena or governmental inquiry pursuant to which the Executive is required or has been requested to disclose Confidential Information.

       (b) The term “Confidential Information” shall mean all financial, economic, business, operational, strategic, regulatory, technical or other information belong to, used by or in the possession of the Company or any of its subsidiaries, including, but not limited to, business plans and strategies, financial information, projections, forecasts, budgets, pricing information, marketing and sales programs and strategies, customer and prospective customer lists, trade secrets, engineering plans, inventions and other intellectual property, whether or not reduced to writing and regardless of the form of media in which the information is maintained, other than such information that is in the public domain prior to any disclosure by the Executive.

14. Release of Claims.  As a condition to the receipt of the cash payments referred to in Section 6(a)(ii), the Executive shall execute and deliver to the Company a release in the form then used by the Company in connection with executive terminations (a “Release of Claims”) in which the Executive shall irrevocably and unconditionally waive, release and forever discharge all claims of the Executive that have arisen or might have arisen at any time prior and up to and including the date of the Release of Claims (whether known or unknown) against the Company, its subsidiaries and its and their officers, directors, employees, representatives, agents, attorneys and insurers, including (i) any claims relating to the circumstances of the termination of the Executive’s employment, including any claim of wrongful discharge, and (ii) any claims of discrimination of any type, including age, but excluding (A) any claim arising under this Agreement, (B) any claim for vested benefits under the written terms of any Company employee benefit plans in which the Executive is a participant, (C) any right that cannot be waived as a matter of law, and (D) any claim for indemnification or reimbursement of expenses under the Company’s Certificate of Incorporation and Bylaws.

15. Litigation and Dispute Cooperation.  For a period of three years following the termination of the Executive’s employment by the Company, the Executive agrees, if requested by the Company, and subject to reimbursement for out-of-pocket expenses reasonably incurred (including, but not limited to, meals, accommodations, travel and other incidental expenses) and compensation at the hourly rate of $500, to cooperate with and assist the Company in pursuing or defending of any litigation, claims, grievances, arbitrations or disputes involving the Company or any of its subsidiaries and concerning any matter that was within the scope of Executive’s responsibilities while employed by the Company.

16. Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  The Executive’s obligations under this Agreement may not be assigned or transferred in whole or in part, and the rights and benefits of the Executive under this Agreement cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of the Executive’s creditors, except that the personal representative of the Executive’s estate shall be entitled to receive any amounts payable under this Agreement after the death of the Executive.

17. Rights of the Executive Are Those of a General Creditor.  This Agreement shall not confer upon the Executive any proprietary interest in the Company or any of its assets.  All benefits under this Agreement shall be payable from the general assets of the Company, and there shall be no requirement that the Company prefund or escrow any amounts that are or that may become payable under this Agreement.  The Executive for all purposes under this Agreement shall be a general creditor of the Company.

18. Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand or by registered or certified mail, return receipt requested, postage prepaid, and (i) if to the Executive, shall be addressed to the Executive at the last address furnished by the Executive to the Company in writing and (ii) if to the Company, shall be addresses to the headquarters of the Company for the attention of the General Counsel.

19. Governing Law, Equitable Relief and Arbitration.

       (a) To the extent not governed by federal law, this Agreement shall be governed and construed in accordance with the laws of the District of Columbia, without reference to its conflict of laws rules.

       (b) The Executive acknowledges that, in the event that the Executive breaches the provisions of Section 12 or 13 of this Agreement, the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and the Executive agrees that the Company shall be entitled to equitable relief, including but not limited to, a temporary restraining order or a preliminary or permanent injunction, with respect to any such breach or threatened breach by the Executive in any court of competent jurisdiction.  However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach.  In the event that the Company initiates any legal action for the breach, threatened breach or enforcement of any of the provisions of either Section 12 or 13 and the Company does not prevail in such action, the Company shall reimburse the Executive for the costs, including attorney’s fees, reasonably incurred by the Executive in defending such action.

       (c) Except with respect to equitable relief provided for in paragraph (b), any dispute between the Company and the Executive over the validity, interpretation, effect or violation or alleged violation of this Agreement shall be resolved by confidential binding arbitration to be held in Washington, D.C., in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Except as otherwise provided in Section 10, each of the Company and the Executive shall be responsible for own costs and expenses incurred in connection with such arbitration proceeding.

20. Amendments and Waivers.  This Agreement may only be amended, modified, altered or supplemented in a writing signed by the Executive and on behalf of the Company by a duly authorized officer other than the Executive.  No obligation under this Agreement shall be waived or discharged unless such waiver or discharge is signed by the party granting such waiver or discharge.  Except where this Agreement establishes an express deadline, no failure on the part of either party to exercise any right under this Agreement, and no delay on the part of either party in exercising any right under this Agreement, shall operate as a waiver of such right.

21. Invalidity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, the remaining provisions of this Agreement (including any portion of the provision not held to be invalid or unenforceable) shall remain valid and enforceable and continue in full force and effect to the fullest extent permitted by law.

22. Execution in Counterparts. This Agreement may be executed in counterparts, which taken together shall be considered one and the same agreement.

23. Entire Agreement.  This Agreement supersedes the Prior Agreement and, together with the terms and conditions of the Company compensatory plans and arrangements in which the Executive currently participates or may participate in the future and of the awards thereunder, constitutes the entire agreement between the Executive and the Company with respect to the Executive’s employment and the termination of the Executive’s employment.

24. Section 409A.

       (a) This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by Company to the Executive are exempt from, or comply with, Section 409A of the Code (“Section 409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Executive to the Company or to any other individual or entity.

       (b) Any payment by the Company under this Agreement that is subject to Section 409A (other than a payment that is exempt from Section 409A as a short-term deferral) and that is contingent on the Executive’s termination of employment shall not be paid unless and until such termination of employment constitutes a “separation from service” within the meaning of section 409A.  Any such payment shall be considered a separate payment for purposes of Section 409A.  Any such payment that would otherwise be paid to the Executive within the six-month period following the Executive’s separation from service shall be paid within the first five business days of the seventh calendar month following the Executive’s separation from service (or, if earlier, within the first five business days after the Executive’s death), provided that, if any such payment is conditioned on the Executive’s execution and delivery to the Company of a release of claims, such payment will not be made unless the Executive has executed and delivered such release of claims to the Company and the period during which the Executive has discretion to revoke the release of claims has expired before payment is due.

       (c) Notwithstanding any other provision of this Agreement, any payment or benefit under this Agreement that is considered a reimbursement under Section 409A must be made no later than the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense subject to the reimbursement was incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv), except that any payment for legal expenses and attorney fees that would otherwise be subject to Section 409A shall be made no later than the deadline for short-term deferrals under Section 409A.

25. Clawback.  The Executive agrees to be bound by and comply with the provisions of (i) Section 304 of the Sarbanes-Oxley Act of 2002 and (ii) the policies adopted by the Company in accordance with any rules that that may be promulgated by the Securities and

Exchange Commission pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, in each case insofar as such provisions, policies or rules are by their terms applicable to the Executive.

PEPCO HOLDINGS, INC.		EXECUTIVE

By:	/s/ A. J. KAMERICK	By:	/s/ JOSEPH M. RIGBY
	Name: Anthony J. Kamerick		Joseph M. Rigby
Title: Senior Vice President and Chief Financial Officer

Attachment A

PEPCO HOLDINGS, INC.

Service-Based Restricted Stock Unit Awards Agreement

THIS AGREEMENT is made as of the 1st day of January 2012 (the “Grant Date”), by and between Pepco Holdings, Inc. (the "Company") and Joseph M. Rigby, the President and Chief Executive Officer of the Company (the "Executive").

WHEREAS, the Company has adopted the Pepco Holdings, Inc. Long-Term Incentive Plan (the "Plan").

WHEREAS, in accordance with the terms of an Employment Agreement, dated December __, 2011, between the Company and the Executive (the “Employment Agreement”), the Company has agreed to make an award to the Executive of restricted stock units under the Plan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Executive agree as follows:

1.           Restricted Stock Unit Award. The Company hereby grants to the Executive, upon the terms and subject to the conditions set forth herein, an award of __________________________ (_________) restricted stock units (each an “RSU”), each representing a contractual right to receive at the time of the settlement thereof one share of common stock (“Common Stock”) of the Company (the “Award”).

2.           Vesting of the Award. One-third of the Award shall vest on the first anniversary of the Grant Date and the remaining two-thirds of the Award shall vest ratably (on a day-to-day basis) over the two-year period beginning on the first anniversary of the Grant Date (the three-year period beginning on the Grant Date being referred to as the “Vesting Period”), in each case contingent upon the continued employment of the Executive by the Company through the vesting date.  If the employment of the Executive by the Company terminates prior to the end of the Vesting Period, the unvested portion of the Award shall be forfeited, except that, if during the Vesting Period, (i) the Executive voluntarily terminates his employment for Good Reason in accordance with Section 7 of the Employment Agreement, (ii) the Company terminates the Executive’s employment, other than a termination for Cause in accordance with Section 8 of the Employment Agreement, (iii) the Executive retires with the consent of the Company’s Board of Directors, or (iv) the employment of the Executive terminates due to death or Disability (as defined in Section 9 of the Employment Agreement), the Award, to the extent not previously vested, shall vest in full as of the date the Executive’s employment terminates.

3.           Settlement of the Award.  The settlement of the Award, to the extent it has become vested and subject to Section 10 hereof, shall occur on or as soon as practicable after the day immediately following the last day of the Executive’s employment by the Company, regardless of the reason for the termination of the Executive’s employment and regardless of whether the termination of the Executive’s employment occurs during or after the expiration of the three-year term of the Employment Agreement, and shall be effected by the delivery to the Executive a number of shares of Common Stock equal to the number of vested RSUs, net of any reduction pursuant to Section 11 of the Employment Agreement; provided, however, that the delivery of the shares may be postponed (i) if the Company reasonably anticipates that such postponement is necessary to enable the Company to comply with any law or with any applicable procedures, regulations or listing requirements of any governmental agency or stock exchange and (ii) such delay shall comply with Treas. Reg. § 1.409A-2(b)(7)(ii) (or any applicable successor regulation).

4.           Dividend Equivalents.  On the date the Company pays a dividend on the Common Stock, the Company shall credit to the account of the Executive an additional number of vested RSUs (rounded the nearest whole number) equal to (i) the product of (A) the number of  vested RSUs credited to the account of the Executive pursuant to this Award (including RSUs previously credited to the account of the Executive in accordance with this Section 4) as of the day immediately prior to the dividend payment date and (B) the per share amount of the dividend, divided by (ii) the closing market price of the Common Stock on the lasting trading day immediately prior to the ex-dividend date in respect of such dividend.

5.           Nontransferability of Award.  The Award is not assignable or transferable and shall not be subject to attachment or other legal process of whatever nature.

6.           Terms and Conditions of the Plan.  The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict exists between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.  By execution of this Agreement, the Executive acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Compensation and Human Resources Committee of the Board of Directors (including any successor that performs its functions, the “Committee”) and the Board of Directors pursuant to the Plan.

7.           Other Plans and Agreements. Any gain realized by the Executive pursuant to the Award shall not be taken into account as compensation in the determination of the Executive's benefits under any pension, savings, group insurance or other benefit plan maintained by the Company or a Subsidiary.  The Executive acknowledges that receipt of the Award shall not entitle the Executive to any other benefits under the Plan or any other plans maintained by the Company or a Subsidiary.

8.           Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers and duties under this Agreement and the Plan.  Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its sole discretion and shall be final, conclusive and binding on all concerned.  The Committee may designate any individual or individuals to perform any of its functions under this Agreement.

9.           Definition of Terms.  Each capitalized term used in this Agreement, and not defined or referenced herein, has the meaning ascribed to that term in the Plan.

10.           Section 409A.  This Agreement shall be interpreted to ensure that the payment contemplated hereby complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Settlement of the Award shall be made no later than 30 days after the Executive’s separation from service, except that if, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, settlement will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement, each as of the date first above written.

PEPCO HOLDINGS, INC.		JOSEPH M. RIGBY

By:
Name:
Title:

Attachment B

PEPCO HOLDINGS, INC.

Performance-Based Restricted Stock Unit Award Agreement

THIS AGREEMENT is made this ___ day of _____________ 201_, by and between Pepco Holdings, Inc. (the "Company") and Joseph M. Rigby, the President and Chief Executive Officer of the Company (the "Executive").

WHEREAS, the Company has adopted the Pepco Holdings, Inc. Long-Term Incentive Plan (the "Plan").

WHEREAS, in accordance with the terms of an Employment Agreement, dated December __, 2011, between the Company and the Executive (the “Employment Agreement”), the Company has agreed to make an award to the Executive of restricted stock units under the Plan subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Executive agree as follows:

1.           Restricted Stock Unit Award. The Company hereby agrees to grant to the Executive, upon the terms and subject to the conditions set forth herein, up to ________________________ (_________) restricted stock units (each an “RSU”), each representing a contractual right to receive at the time of the settlement thereof one share of common stock (“Common Stock”) of the Company (the “Award”).

2.           Vesting of the Award.

a.           The vesting of the Award in whole or in part shall be contingent on the extent to which the Executive is successful in achieving, during period beginning ___________, 201_ and ending __________, 201_ (the “Performance Period”), the performance goals set forth on Schedule A hereto (the “Performance Goals”), as determined by the Committee in its sole discretion as soon as practicable after the end of the Performance Period.

b.           If the employment of the Executive by the Company terminates prior to the end of the Performance Period, the Award shall be forfeited in its entirety, except that, if during the Performance Period, (i) the Executive voluntarily terminates his employment for Good Reason in accordance with Section 7 of the Employment Agreement, (ii) the Company terminates the Executive’s employment, other than a termination for Cause in accordance with Section 8 of the Employment Agreement, (iii) the Executive retires with the consent of the Company’s Board of Directors, or (iv) the employment of the Executive terminates due to death or Disability (as defined in Section 9 of the Employment Agreement), the Award shall vest at the end of the Performance Period to the extent the Performance Goals are achieved as determined by the Committee in its sole discretion after the end of the performance period.

3.           Settlement of the Award.  The settlement of the Award, to the extent it has become vested and subject to Section 10 hereof, shall occur on or as soon as practicable after (i) the day immediately following the last day of the Executive’s employment by the Company, regardless of the reason for the termination of the Executive’s employment and regardless of whether the termination of the Executive’s employment occurs during or after the expiration of the three-year term of the Employment Agreement or (ii) if later, the day after the Committee determines the extent to which the Award has vested in the calendar year following the completion of the Performance Period, and shall be effected by the delivery to the Executive a number of shares of Common Stock equal to the number of vested RSUs, net of any reduction pursuant to Section 11 of the Employment Agreement; provided, however, that the delivery of the shares may be postponed (A) if the Company reasonably anticipates that such postponement is necessary to enable the Company to comply with any law or with any applicable procedures, regulations or listing requirements of any governmental agency or stock exchange and (B) such delay shall comply with Treas. Reg. § 1.409A-2(b)(7)(ii) (or any applicable successor regulation).

4.           Dividend Equivalents.  On the date the Company pays a dividend on the Common Stock, the Company shall credit to the account of the Executive an additional number of vested RSUs (rounded the nearest whole number) equal to (i) the product of (A) the number of  vested RSUs credited to the account of the Executive pursuant to this Award (including RSUs previously credited to the account of the Executive in accordance with this Section 4) as of the day immediately prior to the dividend payment date and (B) the per share amount of the dividend, divided by (ii) the closing market price of the Common Stock on the lasting trading day immediately prior to the ex-dividend date in respect of such dividend.

5.           Nontransferability of Award.  The Award is not assignable or transferable and shall not be subject to attachment or other legal process of whatever nature.

6.           Terms and Conditions of the Plan.  The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict exists between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.  By execution of this Agreement, the Executive acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Compensation and Human Resources Committee of the Board of Directors (including any successor that performs its functions, the “Committee”) and the Board of Directors pursuant to the Plan.

7.           Other Plans and Agreements. Any gain realized by the Executive pursuant to the Award shall not be taken into account as compensation in the determination of the Executive's benefits under any pension, savings, group insurance or other benefit plan maintained by the Company or a Subsidiary.  The Executive acknowledges that receipt of the Award shall not entitle the Executive to any other benefits under the Plan or any other plans maintained by the Company or a Subsidiary.

8.           Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers and duties under this Agreement and the Plan.  Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its sole discretion and shall be final, conclusive and binding on all concerned.  The Committee may designate any individual or individuals to perform any of its functions hereunder.

9.           Definition of Terms.  Each capitalized term used in this Agreement, and not defined or referenced herein, has the meaning ascribed to that term in the Plan.

10.         Section 409A.  This Agreement shall be interpreted to ensure that the payment contemplated hereby complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Settlement of the Award shall be made no later than 30 days after the Executive’s separation from service, except that if, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, settlement will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement, each as of the date first above written.

PEPCO HOLDINGS, INC.		JOSEPH M. RIGBY

By:
Name:
Title: